Exhibit 99.1

Nasdaq Announces Delisting of Universal Access’ Securities from the Nasdaq SmallCap Market

CHICAGO, IL (September 2, 2004) Universal Access Global Holdings Inc. (NASDAQ: UAXSQ) (the “Company”) announced today that on September 1, 2004, it received notice from the Nasdaq Listing Qualifications Panel stating that the Company’s securities will be delisted from The Nasdaq SmallCap Market effective with the open of business on Friday, September 3, 2004.

The Company previously announced on July 1, 2004 that it received a Nasdaq Staff Determination on June 28, 2004 indicating that the Company failed to satisfy the stockholder’s equity, earnings or market value of publicly held shares requirements for continued listing set forth in Marketplace Rule 4310(c)(2)(B), and that its securities were, therefore, subject to delisting from The Nasdaq SmallCap Market.  In response to the June 28, 2004 determination, the Company requested an oral hearing before a Nasdaq Listing Qualifications Panel to review the Staff’s determination.  A hearing was held on July 29, 2004.  In addition, the Company previously announced on August 10, 2004 that it received a notice from Nasdaq on August 4, 2004 indicating that, pursuant to Marketplace Rule 4450(f), Nasdaq had additional concerns regarding the continued listing of the Company’s securities.  Rule 4450(f) provides Nasdaq with the authority to suspend or terminate the securities of an issuer that has filed for bankruptcy.  Thereafter, on August 23, 2004, the Company was notified that it had failed to evidence a closing bid price of at least $1.00 per share for thirty consecutive business days as required by Marketplace Rule 4310(c)(4).

The Company’s shares will not be immediately eligible to trade on the OTC Bulletin Board because the Company is the subject of a bankruptcy proceeding.  The Company’s shares may become eligible if a market maker makes application to register and quote the Company’s securities in accordance with SEC Rule15c2-11, and such application is cleared.

About Universal Access

Universal Access is an industry leading telecommunications information and network connectivity provider for carriers and service providers seeking to optimize networks and expand into markets beyond their own network presence.  Founded in 1997, the company is a single, independent source of comprehensive telecommunications network information, design, pricing, planning and provisioning (installing) of end-to-end data/voice circuits and networks. Universal Access provides network connectivity services and robust databases of information – including the industry-leading LattisTM tariff pricing software – to over 225 U.S. and international telecom carriers, cable companies, system integrators, government and enterprise customers.  In addition, the company plans to develop and launch a web-based interactive information portal that will provide a powerful tool to analyze data on competitive telecommunications networks, to develop solutions for improved efficiency and reliability of networks, and eventually, to provide on-line access to provisioning, billing, and network management.  For further information about Universal Access, visit the company’s web site at www.universalaccess.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. This

release contains forward-looking statements based on current expectations, forecasts and assumptions. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties, including risks and uncertainties concerning whether the company’s securities will be eligible for trading on the OTC Bulletin Board or any other market or quotation system.  For other risks and uncertainties applicable to our business, refer to our Securities and Exchange Commission filings.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph.